                    MANAGEMENT STATEMENT REGARDING COMPLIANCE
          WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund, and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 as of July 31, 2007, and from October 31, 2006 (date of our last examination) through July 31, 2007.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2007 and from October 31, 2006 (date of our last examination) through July 31, 2007, with respect to securities reflected in the investment accounts of the Funds.

SCHWAB CAPITAL TRUST

/s/ Randall W. Merk                                         January 25, 2008
--------------------------------------                --------------------------
RANDALL W. MERK                                          DATE
PRESIDENT AND CHIEF EXECUTIVE OFFICER


/s/ George Pereira                                           January 25, 2008
--------------------------------------------          --------------------------
GEORGE PEREIRA                                           DATE
PRINCIPAL FINANCIAL OFFICER AND TREASURER

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund, and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter collectively referred to as the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of July 31, 2007. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2007 (without prior notice to management), and with respect to agreement of security purchases and sales for the period from October 31, 2006 (date of our last examination), through July 31, 2007:

     - Review of the Funds' underlying mutual fund investments at July 31, 2007 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date.

     - Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at July 31, 2007, and for a sample of days during the period from October 31, 2006 to July 31, 2007, with Boston Financial Data Services ("BFDS").

     - Review of CSC's reconciliation of their books and records to the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at July 31, 2007, and for a sample of days during the period from October 31, 2006 to July 31, 2007, in all material respects.

     - Agreement of the Funds' underlying mutual fund investments at July 31, 2007 recorded on the books and records of the Funds to the books and records of CSC.

     - Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from October 31, 2006 through July 31, 2007 from the books and records of the Funds to the books and records of CSC.

     We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

     In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2007 with respect to mutual fund investments reflected in the investment accounts of the Funds is fairly stated, in all material respects.

     This report is intended solely for the information and use of management, the Board of Trustees of Schwab Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


     /s/ PricewaterhouseCoopers LLP
     ------------------------------
     PricewaterhouseCoopers LLP
     San Francisco, California
     January 25, 2008

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.       Investment Company Act File Number:                         Date examination completed:

                             811-7704                                                            July 31, 2007

2.   State Identification Number:
AL         --        AK    60036878      AZ    13076           AR    60008422    CA    505-6972        CO     IC 1993 06160
CT    214153         DE    3149          DC    60009290        FL        --      GA    SC-MF-019938    HI          --
ID    45975          IL    60005106      IN    93-0319 IC      IA    I-34553     KS    1996S0000067    KY     60005040
LA    111204         ME    202648        MD    SM19950826      MA    95-0438     MI    928265          MN     R-36652.1
MS    MF-95-07-106   MO    1993-00496    MT    33571           NE    29,687      NV         --         NH          --
NJ    BEM-1167       NM    11440         NY    S27-32-26       NC    3181        ND    N129            OH     58892
OK    SE-2138681     OR    1995-665-1    PA    1993-05-025MF   RI        --      SC    MF9250          SD     6517
TN    RM06-3688      TX    C 48139       UT    004-8656-45     VT    7/24/95-14  VA    116961          WA     60014080
WV    BC 30435       WI    303932-03     WY    18237           PUERTO RICO             S-16021


   Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.       Investment Company Act File Number:                         Date examination completed:

                             811-7704                                                            July 31, 2007

2.   State Identification Number:
AL          --        AK    60039730      AZ     20205           AR     60008428     CA     505-6972       CO    IC 199306 160
CT     214160         DE    339           DC     60009385        FL         --       GA     SC-MF-019938   HI          --
ID     49355          IL    60005106      IN     93-0319 IC      IA     I-41482      KS     1998S0001357   KY    60005040
LA     111204         ME    213755        MD     SM19981147      MA         --       MI     924329         MN    R-36652.1
MS     MF-98-08-129   MO    1993-00496    MT     39119           NE     35,612       NV          --        NH          --
NJ     BEM-1167       NM    4944          NY     S30-55-49       NC     3181         ND     V578           OH    58892
OK     SE-2138684     OR    2006-1136     PA     1993-05-025MF   RI         --       SC     MF11533        SD    15702
TN     RM06-3688      TX    C 56104       UT     004-8656-45     VT     5/07/98-01   VA     116961         WA    60020838
WV     MF 32088       WI    349089-03     WY     18237           PUERTO RICO                S-19466


  Other (specify):

3.    Exact name of investment company as specified in registration statement:
      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4.    Address of principal executive office: (number, street, city, state, zip code)
      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.       Investment Company Act File Number:                         Date examination completed:

                             811-7704                                                           July 31, 2007

2.   State Identification Number:
AL         --       AK    60036879     AZ    13077           AR    60008421      CA    505-6972      CO    IC-1993-06-160
CT    214151        DE    3150         DC    60009291        FL        --        GA    SC-MF-019938  HI         --
ID    45978         IL    60005106     IN    93-0319 IC      IA    I-34554       KS    1996S0000069  KY    60005040
LA    111204        ME    202647       MD    SM19950827      MA    95-0423       MI    928266        MN    R-36652.1
MS    MF-95-07-083  MO    1993-00496   MT    33573           NE    29,680        NV         --       NH         --
NJ    BEM-1167      NM    15784        NY    S27-32-28       NC    3181          ND    N130          OH    58892
OK    SE-2138682    OR    2006-1134    PA    1993-05-025MF   RI        --        SC    MF9261        SD    6516
TN    RM06-3688     TX    C 48129      UT    004-8656-45     VT    7/24/95-13    VA    116961        WA    60014088
WV    BC 30436      WI    303935-03    WY    18237           PUERTO RICO               S-16019


  Other (specify):

3.    Exact name of investment company as specified in registration statement:
      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4.    Address of principal executive office: (number, street, city, state, zip code)
      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.  Investment Company Act File Number:     Date examination completed:

                        811-7704                               July 31, 2007

2.  State Identification Number:

AL        --        AK    60034922    AZ    13078          AR    60008420    CA    505-6972      CO    IC 1993 06 160
CT    214152        DE    3151        DC    600009292      FL       --       GA    SC-MF-019938  HI        --
ID    45976         IL    60005106    IN    93-0319 IC     IA    I-34555     KS    1996S0000068  KY    60005040
LA    111204        ME    202646      MD    SM19950820     MA    95-0424     MI    928267        MN    R-36652.1
MS    MF-95-07-080  MO    1993-00496  MT    33572          NE    29,681      NV        --        NH        --
NJ    BEM-1167      NM    15782       NY    S31-76-61      NC    3181        ND    N131          OH    58892
OK    SE-2138683    OR    2006-1135   PA    1993-05-025MF  RI       --       SC    MF9260        SD    6518
TN    RM06-3688     TX    C 48130     UT    004-8656-45    VT    7/24/95-15  VA    116961        WA    60014083
WV    BC 30437      WI    303933-03   WY    18237          PUERTO RICO             S-16002

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.  Investment Company Act File Number:     Date examination completed:

                        811-7704                               July 31, 2007

2.    State Identification Number:

AL        --        AK    60055522    AZ    41146          AR    60017063    CA    505-6972      CO    IC 1993 06 160
CT    1032978       DE    45697       DC    60023975       FL       --       GA    SC-MF-019938  HI        --
ID    58399         IL    60005106    IN    93-0319 IC     IA    I-60273     KS    2005S0001037  KY    60012844
LA    113534        ME    10008613    MD    SM20051285     MA       --       MI    945077        MN    R-36652.1
MS    60038625      MO    1993-00496  MT    54740          NE    63529       NV        --        NH        --
NJ    BEM-2865      NM    20224       NY    S31-22-20      NC    3181        ND    AR190         OH    59037
OK    SE-2149190    OR    2005-808    PA    1993-05-025MF  RI       --       SC    MF15894       SD    34178
TN    RM06-3660     TX    C 77192     UT    006-9580-98    VT    6/29/05-30  VA    116961        WA    60039059
WV    MF 52718      WI    495564-03   WY    18237          PUERTO RICO             S-29569

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

    101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                   U.S. Securities and Exchange Commission
                            Washington, D.C. 20549


                                 FORM N-17f-2

    Certificate of Accounting of Securities and Similar Investments in the
                  Custody of Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:        Date examination completed:

                    811-7704                            July 31, 2007

2.    State Identification Number:

AL         --       AK   60055518     AZ   41142          AR   60017059    CA  505-6972       CO    IC 1993 06 160
CT     1032982      DE   45693        DC   60023971       FL      --       GA  SC-MF-019938   HI         --
ID     58395        IL   60005106     IN   93-0319 IC     IA   I-60269     KS  2005S0001033   KY    60012844
LA     113534       ME   10008609     MD   SM20051289     MA      --       MI  945073         MN    R-36652.1
MS     60038621     MO   1993-00496   MT   54741          NE   63,524      NV       --        NH         --
NJ     BEM-2865     NM   20223        NY   S31-22-19      NC   3181        ND  AR186          OH    59037
OK     SE-2149186   OR   2005-804     PA   1993-05-025MF  RI      --       SC  MF15893        SD    34179
TN     RM06-3660    TX   C 77193      UT   006-9580-98    VT   6/29/05-31  VA  116961         WA    60039055
WV     MF 52719     WI   495560-03    WY   18237          PUERTO RICO          S-29570

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:        Date examination completed:

                  811-7704                             July 31, 2007

2.    State Identification Number:

AL         --       AK   60055519     AZ   41143          AR   60017060    CA   505-6972      CO   IC 1993 06 160
CT     1032981      DE   45694        DC   60023972       FL      --       GA   SC-MF-019938  HI        --
ID     58396        IL   60005106     IN   93-0319 IC     IA   I-60270     KS   2005S0001034  KY   60012844
LA     113534       ME   10008610     MD   SM20051288     MA      --       MI   945074        MN   R-36652.1
MS     60038622     MO   1993-00496   MT   54742          NE   63525       NV       --        NH        --
NJ     BEM-2865     NM   20222        NY   S31-22-18      NC   3181        ND   AR187         OH   59037
OK     SE-2149187   OR   2005-805     PA   1993-05-025MF  RI      --       SC   MF15892       SD   34177
TN     RM06-3660    TX   C 77194      UT   006-9580-98    VT   6/29/05-32  VA   116961        WA   60039056
WV     MF 52720     WI   495561-03    WY   18237          PUERTO RICO           S-29571

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2


     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               July 31, 2007

2.    State Identification Number:

AL        --            AK     60055521       AZ      41144            AR     60017062       CA    505-6972     CO   IC 1993 06 160
CT      1032980         DE     45695          DC      60023974         FL        --          GA    SC-MF-019938 HI        --
ID      58398           IL     60005106       IN      93-0319 IC       IA     I-60272        KS    2005S0001036 KY   60012844
LA      113534          ME     10008612       MD      SM20051290       MA        --          MI    945076       MN   R-36652.1
MS      60038624        MO     1993-00496     MT      54744            NE     63527          NV        --       NH         --
NJ      BEM-2865        NM     20221          NY      S31-22-16        NC     3181           ND    AR188        OH   59037
OK      SE-2149188      OR     2005-807       PA      1993-05-025MF    RI        --          SC    MF15891      SD   34176
TN      RM06-3660       TX     C 77195        UT      006-9580-98      VT     6/29/05-33     VA    116961       WA   60039058
WV      MF 52721        WI     495563-03      WY      18237            PUERTO RICO                 S-29572

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:       Date examination completed:

                              811-7704               July 31, 2007

2.    State Identification Number:

AL            --        AK     60055520     AZ      41145            AR    60017061        CA    505-6972     CO      IC 1993 06 160
CT      1032979         DE     45696        DC      60023973         FL          --        GA    SC-MF-019938 HI            --
ID      58397           IL     60005106     IN      93-0319 IC       IA    I-60271         KS    2005S0001035 KY      60012844
LA      113534          ME     10008611     MD      SM20051291       MA          --        MI    945075       MN      R-36652.1
MS      60038623        MO     1993-00496   MT      54743            NE    63528           NV        --       NH            --
NJ      BEM-2865        NM     20220        NY      S31-22-17        NC    3181            ND    AR189        OH      59037
OK      SE-2149189      OR     2005-806     PA      1993-05-025MF    RI          --        SC    MF15890      SD      34175
TN      RM06-3660       TX     C 77196      UT      006-9580-98      VT    6/29/05-34      VA    116961       WA      60039057
WV      MF 52722        WI     495562-03    WY      18237            PUERTO RICO                 S-29573

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104